EXHIBIT 99.1

Aastrom Biosciences Completes $40 Million Financing

ANN ARBOR, Mich., March 9, 2012 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that it has completed a $40 million private placement with Eastern Capital Limited in a financing structured and arranged by MLV & Co. Net proceeds to Aastrom, after placement fees and other offering expenses, are approximately $38 million. The Company intends to use the net proceeds from the financing for general corporate purposes, including research and development expenses related to the pivotal Phase 3 REVIVE-CLI clinical trial with ixmyelocel-T initiated in February 2012.

At closing, Aastrom issued approximately 12,300 shares of Series B convertible preferred stock to Eastern Capital at a price of $3,250 per share. The shares will accrue dividends at a rate of 11.5% per annum during the 5-year term. The Series B preferred stock is convertible into shares of the Company's common stock only after March 8, 2017 at a rate of 1,000 common shares for one preferred share. There were no warrants issued in connection with the financing and Eastern Capital will not take a board seat.

Tim Mayleben, president and chief executive officer of Aastrom, stated: "This financing is the largest in Aastrom's history and represents a strong endorsement of our team, our Phase 2b RESTORE-CLI clinical results and our prospects for future success by one of the industry's leading long-term, fundamental investors.  The amount and structure of this financing significantly improve our financial position and our ability to execute the pivotal Phase 3 REVIVE-CLI clinical trial with ixmyelocel-T."

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Eastern Capital is an accredited investor.

Further details of the private placement will be described in a Current Report on Form 8-K to be filed with the SEC by the Company and all of the transaction documents will be attached to the Form 8-K.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company's proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient's own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a planned Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com. For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual or Transition Report on Form 10-K or 10-K/T, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT: Media contact
         Bill Berry
         Berry & Company
         bberry@berrypr.com
         (212) 253-8881

         Investor contact
         Danielle Spangler
         The Trout Group
         dspangler@troutgroup.com
         (646) 378-2924